Exhibit 4.3

ENGLISH SECURITY AGREEMENT

DATED MAY 22, 2020

BETWEEN

THE ENTITIES LISTED IN SCHEDULE 1

as Chargors

– AND –

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Notes Collateral Agent

Allen & Overy LLP

Schedules

1.	Chargors	25
2.	Collateral	26

Signatories	29

THIS DEED is dated May 22, 2020 and made BETWEEN:

(1)	THE ENTITIES listed in Schedule 1 (Chargors) as chargors (each a Chargor and together the Chargors); and

(2)

WILMINGTON TRUST, NATIONAL ASSOCIATION solely in its capacity as collateral agent for the Secured Parties (as defined below) (in such capacity, together with its successors and assigns the Notes Collateral Agent).

BACKGROUND:

(A)	Each Chargor enters into this Deed in connection with the Indenture (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

(C)	The Notes Collateral Agent will hold and administer the security created under this Deed for the benefit of the Secured Parties subject to the terms of the Indenture.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Act means the Law of Property Act 1925.

Collateral means all assets of each Chargor the subject of any security created by this Deed, except that the Collateral shall not include any Excluded Assets.

Discharge of Credit Agreement Obligations has the meaning given to such term in the Equal Priority Intercreditor Agreement.

Equal Priority Intercreditor Agreement means the intercreditor agreement dated on or around the date of this Deed and to be entered into by, amongst others, the Issuer, DTZ UK Guarantor Limited, the Credit Agreement Collateral Agent and the Notes Collateral Agent.

Existing Security Agreement means the English law security agreement dated 21 August 2018 between the Chargors and the Credit Agreement Collateral Agent.

Indenture means an indenture dated on or around the date of this Deed and entered into between amongst others the Issuer, DTZ UK Guarantor Limited, the other guarantors party thereto, Wilmington Trust, National Association, as Trustee (in such capacity, the Trustee) and the Notes Collateral Agent.

Issuer means Cushman & Wakefield U.S. Borrower, LLC.

Party means a party to this Deed.

Pledged Collateral means:

(a)	the Shares;

(b)	all other shares in directly wholly-owned Subsidiaries, stocks, debentures, bonds or other securities and investments (other than any Excluded Assets) included in the definition of Collateral;

(c)	any dividend or interest paid or payable in relation to any of the above; and

(d)	any right, money or property accruing or offered at any time in relation to any of the above by way of redemption, substitution, exchange, bonus or preference under option rights or otherwise

Receiver means an administrative receiver, receiver and manager or a receiver, in each case, appointed under this Deed.

Secured Parties has the meaning given to that the term “Noteholder Secured Parties” in the Indenture.

Secured Obligations has the meaning given to the term “Notes Obligations” in the Indenture.

Security Period means the period beginning on the date of this Deed and ending on the date that the Secured Obligations have been paid in full.

Shares means, in relation to a Chargor, the Equity Interests of any directly wholly-owned Subsidiary owned legally or beneficially by it or held by the Notes Collateral Agent or other Collateral Agent (as defined in the Equal Priority Intercreditor Agreement) (including the shares identified in respect of that Chargor in Part 1 of Schedule 2 (Collateral)) other than any Excluded Assets.

1.2	Construction

(a)	Capitalised terms defined in the Indenture or the Equal Priority Intercreditor Agreement (as applicable) have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of section 1.04 (Rules of Construction) of the Indenture apply to this Deed as though they were set out in full in this Deed.

(c)	In this Deed:

(i)	the term this Security means any security created by this Deed;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)

a Note Document or other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment, supplement, modification, amendment and restatement, replacement or extension to that Note Document or other agreement or instrument, including any change in the purpose of any extension of or any increase in the amount of a facility or any additional facility;

(iv)

any rights in respect of an asset includes all amounts and proceeds paid or payable, all rights to make any demand or claim, and all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from the asset, as the case may be; and

(v)

an agreement, instrument or other document to which it is party includes any agreement, instrument or other document issued in the relevant person’s favour or of which it otherwise has the benefit (in whole or in part).

(d)	Any covenant of a Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)

The terms of the other Note Documents and of any side letters between any Parties in relation to any Note Document are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(f)

If the Notes Collateral Agent (acting reasonably) considers that an amount paid to a Secured Party is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires, a reference to a Collateral includes the proceeds of sale of that Collateral.

(h)

The Security created by or under this Deed is subject to any prior ranking Permitted Lien and any reference in this Deed to the ranking of any such Security shall, subject to the terms of the Equal Priority Intercreditor Agreement, be construed accordingly.

(i)

This Deed is subject to the terms of the Equal Priority Intercreditor Agreement. In the event of any conflict between the terms of the Equal Priority Intercreditor Agreement and the terms of this Deed, the terms of the Equal Priority Intercreditor Agreement shall govern. So long as the Equal Priority Intercreditor Agreement is in effect, any requirement under this Deed to deliver Collateral to the Notes Collateral Agent (including each of the obligations to make deliveries set out in Clause 6.2) shall be deemed satisfied by delivery of such Collateral to the Applicable Collateral Agent on behalf of and for the benefit of the Notes Collateral Agent in accordance with the Equal Priority Intercreditor Agreement.

1.3	Third Party Rights

(a)

Unless expressly provided to the contrary in a Note Document, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of any Note Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Notes Collateral Agent for the benefit of the Secured Parties;

(ii)	is created over present and future assets of each Chargor;

(iii)	is security for the payment of all the Secured Obligations; and

(iv)	is made, other than in respect of the security granted by way of the Existing Security Agreement, with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	Notwithstanding the foregoing or anything herein to the contrary, in no event shall any security created under this Deed be created or arise over or in respect of any Excluded Asset.

(c)

No Chargor shall be required to take any actions under any laws other than the laws of England and Wales to grant, preserve, perfect or provide better assurance for, or for the enforcement of, any security granted hereunder (including in any intellectual property registered, applied for, or existing in any non-U.K. jurisdiction), other than actions by the Chargors that are party to the Notes Security Agreement (as defined in the Indenture and referred to herein as the “US Security Agreement”) solely in connection with the security in Equity Interests of the Issuer and the Guarantors organized under the laws of the United States granted by such Chargors.

2.2	Land

(a)	Each Chargor charges:

(i)

by way of a second legal mortgage all estates or interests in any freehold or leasehold property other than Excluded Assets owned by it as at the date of this Deed; this includes the real property (if any) specified in Part 2 of Schedule 2 (Collateral) under its name under the heading Real Property; and

(ii)

(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of second fixed charge all estates or interests in any freehold or leasehold property other than Excluded Assets owned by it.

(b)	A reference in this Clause to a mortgage or charge of any freehold or leasehold property includes:

(i)	all buildings, fixtures, fittings and fixed plant and machinery on that property; and

(ii)	the benefit of any covenants for title given or entered into by any predecessor in title of a Chargor in respect of that property or any moneys paid or payable in respect of those covenants.

2.3	Pledged Collateral

(a)	Each Chargor charges:

(i)	by way of a second legal mortgage all shares in any directly wholly-owned Subsidiary owned by it including, without limitation, all Shares belonging to it on the date of this Deed; and

(ii)

(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a second fixed charge its interest in all shares in directly wholly-owned Subsidiaries, stocks, debentures, bonds or other securities and investments owned by it.

(b)	A reference in this Clause to a mortgage or charge of any stock, share, debenture, bond or other security includes:

(i)	any dividend or interest paid or payable in relation to it; and

(ii)	any right, money or property accruing or offered at any time in relation to it by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

2.4	Plant and machinery

Each Chargor charges by way of a second fixed charge all plant and machinery owned by it and its interest in any plant or machinery in its possession.

2.5	Bank Accounts

Each Chargor charges by way of a second fixed charge all of its rights in respect of any amount standing to the credit of any bank account and the debt represented by it.

2.6	Insurances

Each Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of any contract or policy of insurance taken out by it or on its behalf or in which it has an interest.

2.7	Intellectual property

Each Chargor charges by way of a second fixed charge, all of its rights in respect of:

(a)

any know-how, patent, trade mark, service mark, design, business name, topographical or similar right; this includes the patents and trademarks (if any) specified in Part 3 of Schedule 2 (Collateral) under its name under the heading Specific Intellectual Property Rights;

(b)	any copyright or other intellectual property monopoly right; or

(c)	any interest (including by way of licence) in any of the above,

in each case whether registered or not and including all applications for any of the rights referred to paragraphs (a), (b) and (c) above.

2.8	Miscellaneous

Each Chargor charges by way of second fixed charge:

(a)	any beneficial interest, claim or entitlement it has in any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its use of any Collateral;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and

(e)	its uncalled capital.

2.9	Floating charge

(a)

Each Chargor charges by way of a second floating charge all its assets (other than any Excluded Assets owned by it) not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

(b)

Except as provided below, the Notes Collateral Agent may (but shall not be obligated to) by notice in writing to a Chargor convert the floating charge created by that Chargor under this Clause into a fixed charge as regards any of that Chargor’s assets specified in that notice, if:

(i)	an Event of Default is continuing; or

(ii)

the Notes Collateral Agent (acting reasonably) considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

(c)	The floating charge created by this Clause may not be converted into a fixed charge solely by reason of:

(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,

under Section 1A of the Insolvency Act 1986.

(d)

The floating charge created by this Clause will automatically convert into a fixed charge over all of a Chargor’s assets if an administrator is appointed or the Notes Collateral Agent receives notice of an intention to appoint an administrator.

3.	REPRESENTATIONS - GENERAL

3.1	Nature of security

Each Chargor represents and warrants to each Secured Party that this Deed creates those Liens it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise.

3.2	Times for making representations

(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

3.3	Persons with significant control

(a)	On the date of this deed, each Chargor represents and warrants that it has complied in all respects with its obligations under Part 21A of the Companies Act 2006 in relation to any Shares.

(b)	Each Chargor must:

(i)

within the relevant timeframes, comply on time with any notice it receives under section 790D or 790E of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a security interest granted pursuant to this Deed; and

(ii)	promptly notify the Trustee and the Notes Collateral Agent:

(A)	if it issues or intends to issue; or

(B)	receives,

a warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 (the Notices),

in each case, in relation to any Shares. For the avoidance of doubt, each Chargor must comply with its notification obligations in (ii) above before the relevant Chargor issues a Notice, or in the case of receipt of a notice, after the relevant Chargor receives such Notice.

4.	RESTRICTIONS ON DEALINGS

No Chargor may:

(a)	create or permit to subsist any Lien on any Collateral; or

(b)	sell, transfer, licence, lease or otherwise dispose of any Collateral,

except as allowed or not otherwise prohibited under the Indenture.

5.	LAND

5.1	General

In this Clause:

Mortgaged Property means all real property other than Excluded Assets.

5.2	Title

Each Chargor represents to each Secured Party that it is the legal and beneficial owner of its Mortgaged Property.

5.3	H.M. Land Registry

Each Chargor consents to a restriction in the following terms being entered into on the Register of Title relating to any Mortgaged Property registered at H.M. Land Registry:

“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the security agreement dated                  in favour of Wilmington Trust, National Association, in its capacity as Notes Collateral Agent and its successors and assigns in such capacity, referred to in the charges register or their conveyancer.”

5.4	Deposit of title deeds

Each Chargor must deposit with the Notes Collateral Agent all deeds and documents of title relating to its Mortgaged Property and all local land charges, land charges and Land Registry search certificates and similar documents received by it or on its behalf.

5.5	Power to remedy

Following the occurrence and during the continuation of an Event of Default, and after notice has been given by the Notes Collateral Agent, if a Chargor fails to perform any term affecting its Mortgaged Property, that Chargor must allow the Notes Collateral Agent or its agents and contractors:

(a)	to enter any part of its Mortgaged Property;

(b)	to comply with or object to any notice served on that Chargor in respect of its Mortgaged Property; and

(c)	to take any action as the Notes Collateral Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

That Chargor must immediately on request by the Notes Collateral Agent pay the reasonable costs and expenses of the Notes Collateral Agent or its agents and contractors incurred in connection with any action taken by it under this Clause.

6.	PLEDGED COLLATERAL

6.1	Pledged Collateral

Each Chargor represents and warrants to each Secured Party that:

(a)

Subject to any amendments or supplements to be provided, if necessary, under the Indenture, Part 1 of Schedule 2 (Collateral), is a true, complete and current list, in all material respects, of all Equity Interests in a Subsidiary (other than Domestic Subsidiaries set forth on the schedules to the US Security Agreement) held, beneficially or of record, by each Chargor as of the date hereof that is required to be pledged hereunder specifying (i) the exact legal name of the issuer; (ii) number of shares, units or other Equity Interests owned by such Chargor, (iii) percentage of ownership represented by such Equity Interests, and (iv) the class of such Equity Interests (if applicable). To the best of the knowledge of the Chargors, as of the date hereof, Part 1 of Schedule 2 (Collateral) sets forth the Equity Interests of Material Subsidiaries (other than Domestic Subsidiaries set forth on the schedules to the US Security Agreement) required to be pledged by the Chargors.

(b)	its Shares and, to the extent applicable, its other Pledged Collateral, are fully paid;

(c)	its Shares represent the whole of the issued share capital of the relevant Subsidiary as identified in Part 1 of Schedule 2 (Collateral); and

(d)	it is the sole legal and beneficial owner of the Pledged Collateral charged by it pursuant to this Deed.

6.2	Deposit

Each Chargor must:

(a)

deposit with the Notes Collateral Agent, or as the Notes Collateral Agent may direct, all certificates and other documents of title or evidence of ownership in relation to any of its Pledged Collateral with respect to (i) any Pledged Collateral held on the date hereof, on the date hereof and (ii) within 60 days (or, prior to the Discharge of Credit Agreement Obligations such later date as the Credit Agreement Collateral Agent may agree) with respect to any Pledged Collateral acquired after the date hereof; and

(b)

execute and deliver to the Notes Collateral Agent all share transfers and other documents required by applicable law, or which may be reasonably requested by the Notes Collateral Agent in order to enable the Notes Collateral Agent or its nominees to be registered as the owner or otherwise obtain a legal title to any of its Pledged Collateral with respect to (i) any Pledged Collateral held on the date hereof, on the date hereof, and (ii) within 60 days (or prior to the Discharge of Credit Agreement Obligations such later date as the Credit Agreement Collateral Agent may agree) with respect to any Pledged Collateral acquired after the date hereof.

6.3	Calls

(a)	Each Chargor must pay all calls or other payments due and payable in respect of any of its Shares.

(b)

If a Chargor fails to do so, the Notes Collateral Agent may (but shall not be obligated to) pay the calls or other payments on behalf of that Chargor. That Chargor must immediately on request reimburse the Notes Collateral Agent for any payment made by the Notes Collateral Agent under this Clause.

6.4	Notes Collateral Agent’s obligations in respect of Pledged Collateral

The Notes Collateral Agent is not obliged to:

(a)	perform any obligation of a Chargor;

(b)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor; or

(c)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Pledged Collateral.

6.5	Voting rights

Before this Security becomes enforceable:

(a)

the voting rights, powers and other rights in respect of the Pledged Collateral must (if exercisable by the Notes Collateral Agent, which exercise shall be permissive and not mandatory) be exercised in any manner which the relevant Chargor may direct in writing; and

(b)	all dividends or other income paid or payable in relation to any Pledged Collateral must be paid directly to the relevant Chargor.

Without prejudice to any right of indemnification that the Notes Collateral Agent may have under the Indenture or any other Note Document, each Chargor must and shall indemnify the Notes Collateral Agent against any loss or liability reasonably incurred by the Notes Collateral Agent as a consequence of the Notes Collateral Agent acting (or refraining from acting) under the above provision before this Security becomes enforceable in respect of the Pledged Collateral on the direction of any Chargor.

After this Security has become enforceable, the Notes Collateral Agent may exercise or refrain from exercising (in the name of the relevant Chargor and without any further consent or authority on the part of the relevant Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise.

After the Security has become enforceable, all rights of each Chargor to receive dividends, interest, principal or other distributions which it would otherwise be authorized to receive and retain pursuant to subclause (b) of this Clause shall immediately cease and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall thereupon have the sole right to receive and hold the Pledged Collateral and such dividends, interest, principal or other distributions. All such dividends, interest, principal or other distributions which are received by any Chargor contrary to the provisions of this Clause shall be received for the benefit of the Notes Collateral Agent, shall be segregated from other funds of such Chargor and shall immediately be paid over to the Notes Collateral Agent in the same form as so received (with any necessary endorsement).

6.6	Financial Collateral

(a)

To the extent that the Collateral constitutes “financial collateral” and this Deed and the obligations of a Chargor under this Deed constitute a “security financial collateral arrangement” (in each case, for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003), the Notes Collateral Agent may (but shall not be obligated to) after this Security has become enforceable appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where the Notes Collateral Agent appropriates any financial collateral:

(i)	if it is cash, its value will be the amount standing to the credit of the relevant account plus any accrued but uncredited interest on the date of appropriation;

(ii)	if it is listed or traded on a recognised exchange, its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; and

(iii)

in any other case, its value will be the amount that the Notes Collateral Agent reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

7.	INTELLECTUAL PROPERTY

7.1	General

In this Clause Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, topographical or similar right;

(b)	any copyright or other intellectual property monopoly right;

(c)	any interest (including by way of licence) in any of the above; or

(d)	any application for any of the above,

in each case, whether registered or not, and included in the definition of Collateral in Clause 1.1 (Definitions).

7.2	Preservation

Each Chargor must:

(a)	make such registrations and pay such fees, registration taxes and similar amounts as are necessary to keep its material Intellectual Property Rights in force;

(b)	take all other steps which are reasonably practicable to maintain and preserve its interests in its material Intellectual Property Rights; and

(c)	take such steps as are necessary (including the institution of legal proceedings) to prevent third parties infringing those material Intellectual Property Rights.

8.	WHEN SECURITY BECOMES ENFORCEABLE

8.1	Event of Default

This Security will become enforceable upon the occurrence and during the continuance of an Event of Default, after written notice has been given to the relevant Chargor by the Notes Collateral Agent.

8.2	Discretion

After this Security has become enforceable, and during the continuance of an Event of Default, the Notes Collateral Agent may (but shall not be obligated to) in its absolute discretion enforce all or any part of this Security in any manner it sees fit in accordance with the terms of the Indenture and the Equal Priority Intercreditor Agreement.

8.3	Power of sale

The power of sale and other powers conferred by Section 101 of the Act, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

9.	ENFORCEMENT OF SECURITY

9.1	General

(a)	For the purposes of all powers implied by statute, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to this Security.

(c)

The statutory powers of leasing conferred on the Notes Collateral Agent are extended so as to authorise (but not obligate) the Notes Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Notes Collateral Agent may think fit and without the need to comply with any provision of Section 99 or 100 of the Act.

9.2	No liability as mortgagee in possession

Neither the Notes Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Collateral, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

9.3	Privileges

Each Receiver and the Notes Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

9.4	Protection of third parties

No person (including a purchaser) dealing with the Notes Collateral Agent or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Notes Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Note Documents; or

(d)	how any money paid to the Notes Collateral Agent or to that Receiver is to be applied.

9.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Notes Collateral Agent may (but shall not be obligated to):

(i)	redeem any prior Lien against any Collateral; and/or

(ii)	procure the transfer of that Lien to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.

(b)

Each Chargor must pay to the Notes Collateral Agent, immediately on demand, the costs and expenses incurred by the Notes Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

9.6	Contingencies

If this Security is enforced at a time when no amount is due under the Note Documents but at a time when amounts may or will become due, the Notes Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

10.	RECEIVER

10.1	Appointment of Receiver

(a)	Except as provided below, the Notes Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Collateral if:

(i)	this Security has become enforceable; or

(ii)	a Chargor so requests the Notes Collateral Agent in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under Section 109(1) of the Act) does not apply to this Deed.

(d)

The Notes Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under Section 1A of the Insolvency Act 1986.

(e)

The Notes Collateral Agent may not appoint an administrative receiver (as defined in Section 29(2) of the Insolvency Act 1986) over the Collateral if the Notes Collateral Agent is prohibited from so doing by Section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

10.2	Removal

The Notes Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

10.3	Remuneration

The Notes Collateral Agent may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act) will not apply.

10.4	Agent of each Chargor

(a)

A Receiver will be deemed to be the agent of each Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. Each Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

10.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Notes Collateral Agent in relation to any Collateral without first appointing a Receiver and notwithstanding the appointment of a Receiver.

11.	POWERS OF RECEIVER

11.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law; this includes:

(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.

(b)

If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

11.2	Possession

A Receiver may take immediate possession of, get in and collect any Collateral.

11.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit.

11.4	Employees

(a)

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.

11.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Collateral either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

11.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Collateral by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)

The consideration for any such transaction may consist of cash or non-cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures, other than landlord’s fixtures, may be severed and sold separately from the property containing them without the consent of the relevant Chargor.

11.7	Leases

A Receiver may let any Collateral for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Collateral on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

11.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Collateral.

11.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Collateral which he thinks fit.

11.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Collateral.

11.11	Subsidiaries

A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Collateral.

11.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

11.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

11.14	Protection of assets

A Receiver may:

(a)	effect any repair or insurance and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Collateral;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation,

in each case as he thinks fit.

11.15	Other powers

A Receiver may:

(a)

do all other acts and things which he may consider desirable or necessary for realising any Collateral or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Collateral all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Collateral; and

(c)	use the name of any Chargor for any of the above purposes.

12.	APPLICATION OF PROCEEDS

(a)

Any moneys received by the Notes Collateral Agent or any Receiver after this Security has become enforceable shall, subject to the terms of the Equal Priority Intercreditor Agreement, be applied in the order provided in section 6.13 of the Indenture.

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Secured Party to recover any shortfall from any Chargor.

13.	DELEGATION

13.1	Power of Attorney

The Notes Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

13.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Notes Collateral Agent or any Receiver may think fit.

13.3	Liability

Neither the Notes Collateral Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

14.	FURTHER ASSURANCES

(a)	Each Chargor must, at its own expense:

(i)	take whatever action that is required by applicable law or that the Notes Collateral Agent or a Receiver may reasonably require for:

(A)	creating, perfecting or protecting any security intended to be created by this Deed; or

(B)

facilitating the realisation of any Collateral, or the exercise of any right, power or discretion exercisable, by the Notes Collateral Agent or any Receiver or any of its delegates or sub-delegates in respect of any Collateral, including (but not limited to):

I.	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Notes Collateral Agent or to its nominee; or

II.	the giving of any notice, order or direction and the making of any registration.

(b)

Each Chargor agrees that, if at any time after the Issue Date, it grants, perfects or otherwise establishes a lien on and/or security interest in any of its assets or properties to secure Credit Agreement Obligations (subject to Permitted Liens), then subject to the Equal Priority Intercreditor Agreement, such Chargor shall, substantially concurrently therewith, take such actions as are necessary to provide the Notes Collateral Agent with a corresponding lien or security interest for the benefit of the Notes Collateral Agent and the other Secured Parties.

15.	POWER OF ATTORNEY

Each Chargor, by way of security, irrevocably and severally appoints the Notes Collateral Agent, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which that Chargor is obliged to take under this Deed. Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

16.	PRESERVATION OF SECURITY

16.1	Continuing security

The security created under this Deed is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

16.2	Reinstatement

If any payment by the Issuer or a Guarantor or any discharge given by a Secured Party (whether in respect of the obligations of the Issuer or a Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Issuer and Guarantor will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Secured Party will be entitled to recover the value or amount of that security or payment from each Issuer and Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.3	Waiver of defences

The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:

(a)	any time, waiver or consent granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)

any amendment of a Note Document or any other document or security, including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Note Document;

(g)

any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Note Document or any other document or security or the failure by any other person to enter into or be bound by any Note Document; or

(h)	any insolvency, resolution or similar proceedings.

16.4	Immediate recourse

(a)

Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to the Issuer or any other Guarantor or any other person before claiming from that Chargor under this Deed.

(b)	This waiver applies irrespective of any law or any provision of a Note Document to the contrary.

16.5	Appropriations

Until all amounts which may be or become payable by the Issuer or any Guarantor under or in connection with the Note Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may at any time during the Security Period without affecting the liability of any Chargor under this Deed:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor’s liability under this Deed.

16.6	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Issuer or a Guarantor under or in connection with the Note Documents have been irrevocably paid in full; or

(b)	the Notes Collateral Agent otherwise directs,

no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of the Issuer or any Guarantor or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Issuer or any Guarantor, or exercise any right of set-off as against the Issuer or any Guarantor.

Each Chargor must hold in trust for and must immediately pay or transfer to the Notes Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Notes Collateral Agent under this Clause.

16.7	Release of Chargors’ right of contribution

If any Chargor ceases to be a Guarantor in accordance with the terms of the Indenture for the purpose of any sale or other disposal of that Chargor:

(a)

that Chargor will be released by each other Chargor from any liability whatsoever to make a contribution to the Issuer or any other Guarantor arising by reason of the performance by any other Chargor of its obligations under the Note Documents; and

(b)

each other Chargor will waive any rights it may have by reason of the performance of its obligations under the Note Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Secured Party under any Note Document or of any other guarantee or security taken under, or in connection with, any Note Document where the rights or security are granted by or in relation to the aspects of the retiring Chargor.

16.8	Additional security

(a)	This Deed is in addition to and is not in any way prejudiced by:

(i)	any other security or guarantee now or subsequently held by any Secured Party; and

(ii)	any security given by any Chargor to any settlement bank in connection with the Chargor’s membership of CREST.

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Collateral will merge into this Security.

(c)	In this Deed, settlement bank has the meaning given to it in the Uncertificated Securities Regulations 2001.

16.9	Security held by Chargor

No Chargor may, without the prior consent of the Notes Collateral Agent, hold any security from the Issuer or any other Guarantor in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the Notes Collateral Agent.

17.	MISCELLANEOUS

17.1	Covenant to pay

Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Indenture or other Note Document.

17.2	New Accounts

(a)	If any subsequent charge or other interest affects any Collateral, which is prohibited by the Indenture, the Notes Collateral Agent may open a new account with a Chargor.

(b)

If the Notes Collateral Agent does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Notes Collateral Agent will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.

17.3	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any other Note Document or otherwise, if any time deposit matures on any account a Chargor has with the Issuer or any Guarantor within the Security Period when:

(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

that time deposit will automatically be renewed for any further maturity which that Secured Party considers appropriate.

17.4	Notice of assignment

This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other Chargor and contained in any other Security Agreement.

18.	RELEASE

(a)

At the end of the Security Period, at the reasonable request and at the cost of the Issuer, the Notes Collateral Agent will in accordance with Section 13.03 of the Indenture, take whatever action is requested to release its Collateral from this Security and procure the reassignment to the relevant Chargor of the Collateral assigned to the Notes Collateral Agent pursuant to this Deed.

(b)

Where a Chargor makes a sale or other disposition permitted by the terms of the Indenture, to a Person that is not the Issuer or a Guarantor, at the reasonable request and at the cost of the Issuer, the Notes Collateral Agent will in accordance with the Indenture take all or any requested action to release from this Security the Collateral which is the subject of such disposal or other transaction.

(c)

Notwithstanding any other provision of this Deed, the Security shall be released and discharged upon the occurrence of any event or circumstance and in the manner set out in section 13.03 of the Indenture.

19.	AMENDMENT

No amendment, modification, termination or waiver of any provision of this Deed will be effective without the written consent of the Notes Collateral Agent and the Chargors in accordance with the Indenture.

20.	PARTIAL INVALIDITY

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

21.	REMEDIES, WAIVERS AND DETERMINATIONS

21.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Notes Collateral Agent or any Secured Party any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of the Notes Collateral Agent or any Secured Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

21.2	Certificates and Determinations

Any certification or determination by the Notes Collateral Agent or any Secured Party of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same instrument.

23.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

24.	ENFORCEMENT

(a)

All parties agree that the courts of England are (subject to paragraphs (b) and (c) below) to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Deed or otherwise arising in connection with this Deed and for such purposes irrevocably submit to the jurisdiction of the English courts.

(b)

The agreement contained in paragraph (a) above is included for the benefit of the Notes Collateral Agent who shall retain the right to take proceedings in any other courts with jurisdiction. To the extent permitted by law, the Notes Collateral Agent may take concurrent proceedings in any number of jurisdictions.

(c)	Each Chargor agrees that a judgment or order of any court referred to in this Clause 24 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

25.	CONCERNING THE NOTES COLLATERAL AGENT

Wilmington Trust, National Association is entering into this Deed solely in its capacity as Notes Collateral Agent under the Indenture and not in its individual capacity. In acting hereunder, the Notes Collateral Agent shall be entitled to all of the rights, privileges and immunities set forth in the Indenture as if such rights, privileges and immunities were set forth herein.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

CHARGORS

Chargor	Jurisdiction of Incorporation	Registered number
DTZ UK Guarantor Limited	England and Wales	09187412
DTZ Worldwide Limited	England and Wales	09073572

SCHEDULE 2

COLLATERAL

PART 1

SHARES

Chargor	Subsidiary	Registered Number	Number and class of shares
DTZ UK Guarantor Limited	DTZ Worldwide Limited	09073572	925,201,516 ordinary £1 shares
DTZ Worldwide Limited	DTZ UK Holdco Limited	09178188	683,787,125 ordinary 1 USD shares

PART 2

REAL PROPERTY

[None at the date of this Deed.]

PART 3

SPECIFIC INTELLECTUAL PROPERTY RIGHTS

[None at the date of this Deed.]

SIGNATORIES

Chargors

EXECUTED AS A DEED by	)
DTZ UK GUARANTOR LIMITED	)
acting by	)

Director /s/ Brett Soloway Name: Brett Soloway Title: Director	Director /s/ Duncan Palmer Name: Duncan Palmer Title: Director

Signature page to the English Security Agreement

EXECUTED AS A DEED by	)
DTZ WORLDWIDE LIMITED	)
acting by	)

Director /s/ Brett Soloway Name: Brett Soloway Title: Director	Director /s/ Duncan Palmer Name: Duncan Palmer Title: Director

Signature page to the English Security Agreement

Notes Collateral Agent

WILMINGTON TRUST, NATIONAL ASSOCIATION

solely in its capacity as Notes Collateral Agent

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Vice President

Signature page to the English Security Agreement